EXHIBIT 8(e)

                                   AGREEMENT


      AGREEMENT made as of the ________ day of __________, 1998, by and between OFFITBANK ("Adviser"), a New York chartered trust company, and American General Life Insurance Company ("Company"), a Texas corporation.


     WITNESSETH:

      WHEREAS, each of the investment companies listed on Schedule A hereto as such Schedule may be amended from time to time (collectively the "Funds," each a "Fund") are investment companies registered under the Investment Company Act of 1940, as amended (the "Act"); and

      WHEREAS, Company has entered into a Participation Agreement with OFFITBANK Variable Insurance Fund, Inc. and Adviser; and

      WHEREAS, Adviser provides investment advisory and/or administrative services to the Funds; and

      WHEREAS,   OFFIT  Funds   Distributor,   Inc.   ("Distributor")  is  the
distributor for the Funds; and

      WHEREAS, the parties hereto have agreed to arrange separately for the performance of administrative services (the "Administrative Services") for owners of shares of the Funds who maintain their shares in a variable annuity and/or variable life separate account with Company; and

      WHEREAS, Adviser desires Company to perform such services and Company is willing and able to furnish such services on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, each party hereto severally agrees as follows:


1. Company agrees to perform the Administrative Services specified in Exhibit A hereto for the benefit of the shareholders of the Funds who maintain their shares of any such Funds in variable annuity and/or variable life insurance separate accounts with Company and whose shares are included in the master account ("Master Account") referred to in paragraph 1 of Exhibit A (collectively, the Company Customers").

2. Company represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services. Upon the request of Adviser or its representatives, Company shall provide copies of all the historical records relating to transactions between the Funds and Company Customers, and written communications regarding the Fund(s) to or from such Customers and other materials, in each case as may reasonably be requested to enable Adviser or its representatives, including without limitation its auditors, legal counsel or distributor, to monitor and review the Administrative Services, or to comply with any request of the board of directors, or trustees or general partners (collectively, the "Directors") of any Fund or of a governmental body, self-regulatory organization or a shareholder. Company agrees that it will permit Adviser, the Funds or their representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services.

3. Company may, with the consent of Adviser, contract with or establish relationships with other parties for the provision of the Administrative Services or other activities of Company required by the Agreement, provided that Company shall be fully responsible for the acts and omissions of such other parties.

4. Company hereby agrees to notify Adviser promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

5. Company hereby represents and covenants that it does not, and will not, own or hold or control with power to vote any shares of the Funds which are registered in the name of Company or the name of its nominee and which are maintained in Company variable annuity accounts. Company represents further that it is not registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and it is not required to be so registered, including as a result of entering into this Agreement and performing the Administrative Services.

6. The provisions of the Agreement shall in no way limit the authority of Adviser, or any Fund or Distributor to take such action as any of such parties may deem appropriate or advisable in connection with all matters relating to the operations of any of such Funds and/or sale of its shares.

7. In consideration of the performance of the Administrative Services by Client, Adviser agrees to pay Company a monthly fee at an annual rate which shall equal .25 of 1% of the value of each Fund's average daily net assets maintained in the Master Account for Company Customers. The foregoing payment may be paid by Adviser to Company annually. Such payment will be made within thirty (30) days following the end of each calendar year. The payments by Adviser to Company relate solely to Administrative Services only and do not constitute payment in any manner for Administrative Services provided by Company to Company Customers or any separate account organized by Company for any investment advisory services or for costs of distribution of any variable insurance contracts.

8. Company shall indemnify and hold harmless each of the Funds, Adviser and Distributor and each of their respective officers, directors, employees and agents from and against any and all losses, claims, damages, expenses, or liabilities that any one or more of them may incur including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance of Company of its responsibilities under this Agreement.

9. This Agreement may be terminated without penalty at any time by Company or by Adviser as to all of the Funds collectively, upon 180 days written notice to the other party. The provisions of paragraphs 2, 8 and 10 shall continue in full force and effect after termination of this Agreement. Notwithstanding the foregoing, this Agreement shall not require Company to preserve any records (in any medium or format) relating to this Agreement beyond the time periods otherwise required by the laws to which Company or the Funds are subject provided that such records shall be offered to the Funds in the event Company decides to no longer preserve such records following such time periods.

10. After the date of any termination of this Agreement in accordance with paragraph 9, no fee will be due with respect to any amounts first placed in the Master Account for Company Customers after the date of such termination. However, notwithstanding any such termination, Adviser will remain obligated to pay Company the fee specified in paragraph 7 with respect to the value of each Fund's average daily net assets maintained in the Master Account as of the date of such termination, for so long as such amounts are held in the Master Account and Company continues to provide the Administrative Services with respect to such amounts in conformity with this Agreement. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to amounts for which a fee continues to be due subsequent to such termination.

11. Company understands and agrees that the obligations of Adviser under this Agreement are not binding upon any of the Funds, upon any of their Board members or upon any shareholder of any of the Funds.

12. It is understood and agreed that in performing the services under this Agreement Company, acting in its capacity described herein, shall at no time be acting as an agent for Adviser, Distributor or any of the Funds. Company agrees, and agrees to cause its agents, not to make any representations concerning a Fund except those contained in the Fund's then-current prospectus; in current sales literature furnished by the Fund, Adviser or Distributor to Company; in the then current prospectus for a variable annuity contract or variable life insurance policy issued by Company or then current sales literature with respect to such variable annuity contract or variable life insurance policy, approved by Adviser.

13. This Agreement, including the provisions set forth herein in Section 7, may only be amended pursuant to a written instrument signed by the party to be charged. This Agreement may not be assigned by a party hereto, by operation of law or otherwise, without the prior written consent of the other party.

14. This Agreement shall be governed by the laws of the State of __________, without giving effect to the principles of conflicts of law of such jurisdiction.

15. This Agreement, including its Exhibit and Schedule, constitutes the entire agreement between the parties with respect to the matters dealt with herein and supersedes any previous agreements and documents with respect to such matters.


IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AMERICAN GENERAL LIFE INSURANCE COMPANY


By:   _______________________
      Authorized Signatory


      _______________________
      Print or Type Name


OFFITBANK

By:   _______________________
      Authorized Signatory


      _______________________
      Print or Type Name

                                  SCHEDULE A

 Investment Company Name:                           Fund Name(s):
 ------------------------                           -------------
 OFFITBANK Variable Insurance Fund, Inc.            OFFITBANK VIF-Emerging Markets Fund
                                                    OFFITBANK VIF-High Yield Fund
                                                    OFFITBANK VIF-Total Return Fund
                                                    OFFITBANK VIF-U.S. Government Securities Fund

                                   EXHIBIT A

Pursuant to the Agreement by and among the parties hereto, Company shall perform the following Administrative Services:

1. Maintain separate records for each Company Customer, which records shall reflect shares purchased and redeemed and share balances. Company shall maintain the Master Account with the transfer agent of the Fund on behalf of Company Customers and such Master Account shall be in the name of Company or its nominee as the record owner of the shares owned by such Company Customers.

2. For each Fund, disburse or credit to Company Customers all proceeds of redemptions of shares of the Fund and all dividends and other distributions not reinvested in shares of the Fund or paid to the Separate Account holding the Customers' interests.

3. Prepare and transmit to Company Customers periodic account statements showing the total number of shares owned by the Customer as of the statement closing date, purchases and redemptions of Fund shares by the Customer during the period covered by the statement, and the dividends and other distributions paid to the Customer during the statement period (whether paid in cash or reinvested in Fund shares).

4. Transmit to Company Customers proxy materials and reports and other information received by Company from any of the Funds and required to be sent to shareholders under the federal securities laws and, upon request of the Fund's transfer agent, transmit to Company Customers material fund communications deemed by the Fund, through its Board of Directors or other similar governing body, to be necessary and proper for receipt by all fund beneficial shareholders.

5. Transmit to the Fund's transfer agent purchase and redemption orders on behalf of Company Customers.

6. Provide to the Funds, or to the transfer agent for any of the Funds, or any of the agents designated by any of them, such periodic reports as shall reasonably be concluded to be necessary to enable each of the Funds and its distributor to comply with State Blue Sky requirements.